Exhibit 23.01






                CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) for the registration of 10,000 shares of its common stock pertaining to the Temple-Inland Inc. Stock Deferral and Payment Plan and to the incorporation by reference therein of our reports dated January 28, 2000, with respect to the consolidated financial statements of Temple-Inland Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended January 1, 2000, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young LLP

Houston, Texas
March 24, 2000